EXHIBIT 23.27

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Marcelo Antonio Batelochi, P.Geo., MAusIMM (CP), Geologist Consultant, hereby consent to the use of my name in connection with the reference to the mineral reserve estimates for the Ernesto/Pau a Pique Project (for Satellites (Nosde, Japones and Pombinhas)) and the mineral resource estimates for the Ernesto/Pau a Pique Project (for Satellites (Nosde, Japones and Pombinhas)) and the Lavra Velha Project as at December 31, 2013 (the “Estimates”) and to the inclusion or incorporation by reference of references to and summaries of the Estimates in the Registration Statement.

By:	/s/ Marcelo Antonio Batelochi
Name:	Marcelo Antonio Batelochi, P.Geo., MAusIMM (CP)
Title:	Geologist Consultant

October 6, 2014